Exhibit 10.23
Confidential Treatment Requested
EXECUTION VERSION

AMENDMENT NUMBER FIVE
to the
Transactions Terms Letter
Dated as of January 30, 2013
between
BANK OF AMERICA, N.A.
and
NATIONSTAR MORTGAGE LLC
This AMENDMENT NUMBER FIVE (this “Amendment”) is made as of this 20th day of September, 2013, by and between Bank of America, N.A. (“Buyer”) and Nationstar Mortgage LLC (“Seller”) to that certain Transaction Terms Letter, dated as of January 30, 2013 (as amended, supplemented or otherwise modified from time to time, the “Terms Letter”), between Buyer and Seller. Reference is hereby made to that certain Amended and Restated Master Repurchase Agreement, dated as of October 21, 2010 (as amended, supplemented or otherwise modified from time to time, the “Agreement”), between Seller and Buyer.

WHEREAS, Buyer and Seller have previously entered into the Terms Letter and the Agreement pursuant to which Buyer may, from time to time, purchase certain mortgage loans from Seller and Seller agrees to sell certain mortgage loans to Buyer under a master repurchase facility; and

WHEREAS, Buyer and Seller hereby agree that the Agreement shall be amended as more fully provided herein.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and for the mutual covenants herein contained, the parties hereto hereby agree as follows:

SECTION 1.Amendments. Effective as of September 20, 2013 (the “Effective Date”) the Terms Letter is hereby amended as follows:

(a)The Terms Letter is hereby amended by deleting the definitions of “Aggregate Transaction Limit” and “Committed Amount” in their entirety thereof and replacing each respective term with the following (modified text underlined for review purposes):

Aggregate Transaction Limit:
(i) Until and including October 7, 2013, $1,250,000,000, (ii) for the period commencing on October 8, 2013 through and including October 20, 2013, $898,500,000, and (iii) at all times thereafter, $750,000,000, consisting of the sum of the Committed Amount and the Uncommitted Amount; which amount may be increased from time to time at Buyer’s sole discretion as provided in the definition of Uncommitted Amount. In the event Buyer agrees to a Temporary Increase pursuant to Section 2.10, the Aggregate

Transaction Limit shall equal the Temporary Aggregate Transaction Limit until such time as the Temporary Increase terminates.

Committed Amount:
(i) Until and including October 7, 2013, $1,250,000,000, (ii) for the period commencing on October 8, 2013 through and including October 20, 2013, $898,500,000, and at all times thereafter, $750,000,000.

(b)    The Terms Letter is hereby amended by deleting clause “(b)” of the definition of “Eligible Loans” in its entirety thereof and replacing it with the following (modified text underlined for review purposes):

(b)	except for Aged Mortgage Loans, the Purchase Date for such Mortgage Loan is not more than thirty (30) days past the origination date for such Mortgage Loan;
(c)    The Terms Letter is hereby amended by deleting clause “(l)” of the definition of “Eligible Loans” in its entirety thereof and replacing it with the following (modified text underlined for review purposes):

(l)
except for Aged Mortgage Loans, such Mortgage Loan has not been repurchased by Seller from any Person to whom such Mortgage Loan was previously sold (including transfers in connection with securitizations);

(d)    The definition of “Eligible Loans” in the Terms Letter is hereby amended by (i) deleting “and” at the end of clause “(n)” thereof, (ii) deleting “.” at the end of clause “(o)” thereof and replacing it with “;” and (iii) inserting the following new clauses “(p)” and “(q)” immediately after clause “(o)” thereof:

(p)	the Purchase Price of such Mortgage Loan, when added to the Aggregate Outstanding Purchase Price of all Purchased Mortgage Loans of the same Type, shall not exceed the related Type Sublimit; and

(q)	if such Mortgage Loan is an Aged Mortgage Loan, it is acceptable to Buyer in its sole discretion.
(e)    The Terms Letter is hereby amended by deleting Schedule 1 thereof in its entirety and replacing it with the form of Annex One attached hereto (modified text underlined for review purposes).

SECTION 2.Condition Precedent. As a condition precedent to the effectiveness of this Amendment, Seller shall remit to Buyer a pro-rated facility fee (the “Additional Facility Fee”) equal to $61,875. The Additional Facility Fee shall be deemed due, earned and payable in full on the date hereof. Upon early termination of the Agreement, no portion of the Additional Facility Fee will be refunded to Seller.

SECTION 3.Fees and Expenses. Seller agrees to pay to Buyer all fees and out of pocket expenses incurred by Buyer in connection with this Amendment, including all reasonable fees and out of pocket costs and expenses of the legal counsel Buyer incurred in connection with this Amendment, in accordance with Section 12.2 of the Agreement.

SECTION 4.Defined Terms. Any terms capitalized but not otherwise defined herein should have the respective meanings set forth in the Agreement and the Terms Letter, as applicable.

SECTION 5.Limited Effect. Except as amended hereby, the Terms Letter shall continue in full force and effect in accordance with its terms. Reference to this Amendment need not be made in the Terms Letter or any other instrument or document executed in connection therewith, or in any certificate, letter or communication issued or made pursuant to, or with respect to, the Terms Letter, any reference in any of such items to the Terms Letter being sufficient to refer to the Terms Letter as amended hereby.

SECTION 6.Representations. In order to induce Buyer to execute and deliver this Amendment, Seller hereby represents to Buyer that as of the date hereof, (i) Seller is in full compliance with all of the terms and conditions of the Principal Agreements and remains bound by the terms thereof, and (ii) no Potential Default or Event of Default has occurred and is continuing under the Principal Agreements.

SECTION 7.Governing Law. This Amendment shall be construed in accordance with the laws of the State of New York without regard to any conflicts of law provisions (except for Section 5-1401 of the New York General Obligations Law, which shall govern) and the obligations, rights and remedies of the parties hereunder shall be determined in accordance with the laws of the State of New York, except to the extent preempted by federal law.

SECTION 8.Counterparts. For the purpose of facilitating the execution of this Amendment, and for other purposes, this Amendment may be executed simultaneously in any number of counterparts. Each counterpart shall be deemed to be an original, and all such counterparts shall constitute one and the same instrument. The parties intend that faxed signatures and electronically imaged signatures such as .pdf files shall constitute original signatures and are binding on all parties. The original documents shall be promptly delivered, if requested.

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IN WITNESS WHEREOF, Buyer and Seller have caused this Amendment to be executed and delivered by their duly authorized officers as of the Effective Date.

BANK OF AMERICA, N.A., as Buyer By: /s/ Adam Robitshek . Name: Adam Robitshek Title: Vice President	NATIONSTAR MORTGAGE LLC, as Seller By: /s/ Amar Patel . Name: Amar Patel Title: EVP